UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 24, 2007

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 27, 2007, Advanced Micro Devices, Inc. (the “Company”) issued $2.2 billion aggregate principal amount of 6.00% Convertible Senior Notes due 2015 (the “Notes”). The terms of the Notes are governed by an Indenture (the “Indenture”), dated as of April 27, 2007, by and between the Company and Wells Fargo Bank, National Association, as Trustee. A copy of the Indenture, including the form of the Notes, is attached as Exhibit 4.1 to this Report, the terms of which are incorporated herein by reference. The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture. Additional information pertaining to the Notes is contained in Items 2.03 and 3.02 and is incorporated herein by reference.

In connection with the pricing of the Notes, on April 24, 2007, the Company entered into a capped call transaction (the “Capped Call”) with respect to its common stock, par value $0.01 per share (the “Common Stock”), with Lehman Brothers OTC Derivatives Inc., an affiliate of one of the Initial Purchasers (defined below). The Capped Call has an initial strike price of $28.08 per share, subject to certain adjustments, which matches the initial conversion price of the Notes, and a cap price of $42.12 per share. The Capped Call is intended to reduce the potential dilution upon conversion of the Notes. If, however, the market value per share of the Common Stock, as measured under the terms of the Capped Call, exceeds the cap price of the Capped Call, there would be dilution to the extent that the then market value per share of the Common Stock exceeds the cap price. The Company paid approximately $182 million from the net proceeds from the issuance and sale of the Notes to purchase the Capped Call. A copy of the Capped Call is attached as Exhibit 10.1 to this Report, the terms of which are incorporated herein by reference. The foregoing description of the Capped Call is qualified in its entirety by reference to the full text of the Capped Call.

In connection with the issuance and sale of the Notes, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated April 27, 2007, between the Company and Morgan Stanley & Co. Incorporated, as representative of the several initial purchasers of the Notes (the “Initial Purchasers”). A copy of the Registration Rights Agreement is attached as Exhibit 10.2 to this Report, the terms of which are incorporated herein by reference. The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Company has agreed that it will:

•

file a shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) as soon as practicable, but no later than July 26, 2007 for the resale by holders of the Notes and the shares of common stock of the Company issuable upon conversion of the Notes (the “Conversion Shares”);

•	use its reasonable best efforts to cause that Registration Statement to be declared effective by the SEC as promptly as practicable, but in no event later than October 24, 2007; and

•	use its reasonable best efforts to keep the Registration Statement effective until such time as all of the Notes and the Conversion Shares cease to be outstanding or have either been:

¡	sold pursuant to the Registration Statement; or

¡

sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), under circumstances in which any legend borne by the Notes or the Conversion Shares relating to restrictions on transferability thereof is removed or the Notes or the Conversion Shares are eligible to be sold pursuant to Rule 144(k) under the Securities Act.

If the Company does not meet these deadlines then, subject to certain exceptions, additional interest will accrue on the Notes to be paid semi-annually in arrears at a rate per year equal to 0.25% of the principal amount of Notes to and including the 90th day following such registration default, or 0.50% of the principal amount thereafter, for the period during which the registration default is not cured. In no event will such additional interest accrue at a rate per year exceeding 0.50%.

The Initial Purchasers and their respective affiliates have performed various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates and may do so in the future. Morgan Stanley Senior Funding Inc., an affiliate of Morgan Stanley & Co. Incorporated, is an agent, and Merrill Lynch Capital Corp., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is one of the lenders under the term loan that the Company entered into to finance the acquisition of ATI Technologies Inc. (the “October 2006 Term Loan”). The Company applied $500 million of the net proceeds from the issuance and sale of the Notes to repay a portion of the amount outstanding under the October 2006 Term Loan. As a result, Merrill Lynch Capital Corp. received a portion of the net proceeds of this offering. Lehman Brothers OTC Derivatives Inc., an affiliate of Lehman Brothers Inc., is the counterparty in the Capped Call.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 27, 2007, the Company issued $2.2 billion aggregate principal amount of 6.00% Convertible Senior Notes due 2015. The Notes bear interest at 6.00% per annum. Interest is payable on May 1 and November 1 of each year beginning November 1, 2007 until the maturity date of May 1, 2015.

Upon the occurrence of certain events described in the Indenture, the Notes will be convertible into cash up to the principal amount, and if applicable, Conversion Shares in respect of any conversion value above the principal amount, based on an initial conversion rate of 35.6125 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $28.08 per share. This initial conversion price represents a premium of 100% relative to the last reported sale price of AMD’s common stock on April 23, 2007 (the trading date preceding the date of pricing of the Notes) of $14.04 per share. The conversion rate will be adjusted for certain anti-dilution events. In addition, the conversion rate will be increased in the case of corporate events that constitute a fundamental change (as defined in the Indenture) of the Company under certain circumstances. Holders of the Notes may require AMD to repurchase the Notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of a fundamental change (as defined in the Indenture) or a termination of trading (as defined in the Indenture).

The Notes rank equally with the Company’s existing and future senior debt and senior to all of its future subordinated debt. The Notes rank junior to all of the Company’s existing and future senior secured debt to the extent of the collateral securing such debt and are structurally subordinated to all existing and future debt and liabilities of the Company’s subsidiaries.

The following events are considered “Events of Default,” which may result in the acceleration of the maturity of the Notes:

•	The Company’s failure to pay when due the principal on any of the Notes at maturity, upon exercise of a repurchase right or otherwise;

•	The Company’s failure to pay interest (including additional interest, if any) on any of the Notes for 30 days after the date when due;

•	The Company’s failure to convert the Notes for cash and/or Conversion Shares, if any, when due upon conversion of a Note in accordance with the terms of the Indenture;

•	The Company’s failure to give timely notice of a fundamental change or termination of trading;

•	The Company’s failure to comply with certain restrictions on the Company’s ability to merge, consolidate or sell substantially all of its assets;

•	The Company’s failure to perform or observe any other covenants under the Indenture governing the Notes for a period of 60 days after receiving notice of such failure;

•

A default by the Company or any subsidiary under any indebtedness that results in acceleration of such indebtedness, or the failure to pay any such indebtedness at maturity, in an aggregate principal amount in excess of $50 million, and such acceleration has not been rescinded or annulled within 60 days;

•

Any judgment or judgments for the payment of money in an aggregate amount in excess of $50 million shall be rendered against the Company and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or

•	Certain events of bankruptcy, insolvency or reorganization with respect to the Company or any significant subsidiary.

Additional information pertaining to the Notes is contained in Items 1.01 and 3.02 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On April 27, 2007, the Company issued $2.2 billion aggregate principal amount of the 6.00% Convertible Senior Notes due 2015 to the Initial Purchasers in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The Initial Purchasers received an aggregate commission of approximately $30.3 million in connection with the offering of the Notes.

The net proceeds from this offering will be approximately $2,169 million, after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses payable by the Company. The Company used approximately $182 million of the net proceeds to pay the cost of the Capped Call and paid $500 million of the remaining net proceeds to repay a portion of the October 2006 Term Loan (see Item 1.01 above). The Company expects to use the remaining amount for general corporate purposes, including working capital and capital expenditures.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Notes and the Conversion Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has entered into a Registration Rights Agreement for the resale by holders of the Notes and the Conversion Shares (see Item 1.01 above).

Additional information pertaining to the Notes is contained in Items 1.01 and 2.03 and is incorporated herein by reference.

This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01 Other Events.

In a press release issued on April 27, 2007, the Company announced the closing of its previously announced offering of $2.2 billion aggregate principal amount of 6.00% of Convertible Senior Notes due 2015, including the exercise in full by the initial purchasers of their over-allotment option. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Indenture, dated April 27, 2007, between Advanced Micro Devices, Inc. and Wells Fargo Bank, National Association, including the form of the 6.00% Convertible Senior Notes due 2015.

10.1	Confirmation Letter of Capped Call, dated April 24, 2007, between Advanced Micro Devices, Inc. and Lehman Brothers OTC Derivatives Inc.

10.2	Registration Rights Agreement, dated April 27, 2007, between the Company and Morgan Stanley & Co. Incorporated.

99.1	Press release, dated April 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2007	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated April 27, 2007, between Advanced Micro Devices, Inc. and Wells Fargo Bank, National Association, including the form of the 6.00% Convertible Senior Notes due 2015.

10.1	Confirmation Letter of Capped Call, dated April 24, 2007, between Advanced Micro Devices, Inc. and Lehman Brothers OTC Derivatives Inc.

10.2	Registration Rights Agreement, dated April 27, 2007, between the Company and Morgan Stanley & Co. Incorporated.

99.1	Press release, dated April 27, 2007.